RELIASTAR                                           FLEXIBLE PREMIUM
LIFE INSURANCE COMPANY                              DEFERRED VARIABLE
OF NEW YORK                                         ANNUITY CONTRACT

A Stock Company
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Annuitant                                Owner
[THOMAS J. DOE]                       [JOHN Q. DOE]
--------------------------------------------------------------------------------
 Initial Premium           Income Option               Annuity Commencement Date
 [$10,000]              [LIFE 10-YEAR CERTAIN]           [JANUARY 1, 2026]
--------------------------------------------------------------------------------
 Separate Account(s)                                   Contract Number
[SEPARATE ACCOUNT NY-B]                                  [123456]
--------------------------------------------------------------------------------

This is a legal Contract between you and us. In this Contract you or your refers to the Owner shown above. We, our or us refers to ReliaStar Life Insurance Company of New York. Our home office is at 1000 Woodbury Road, Woodbury, N.Y. 11797. You may allocate this Contact's Accumulation Value to the various Subaccounts of the Separate Account.

If this Contract is in force, we will make income payments to you starting on the Annuity Commencement Date. If you die prior to the Annuity Commencement Date, we will pay a death benefit to the Beneficiary. The amount of such benefit is subject to the terms of this Contract. There will be deductions from the Separate Account for Mortality and Expense Risk as well as administrative charges. See the Schedule.

ALL PAYMENTS AND VALUES ARE BASED ON THE INVESTMENT EXPERIENCE OF THE ELECTED SUBACCOUNT(S) AND MAY INCREASE OR DECREASE, DEPENDING ON THE SUBACCOUNTS' INVESTMENT RESULTS. PROVISIONS REGARDING THE VARIABLE NATURE OF THIS CONTRACT ARE FOUND ON PAGES 12-14.

RIGHT TO EXAMINE THIS CONTRACT: YOU MAY RETURN THIS CONTRACT WITHIN 10 DAYS AFTER YOU RECEIVE IT BY DELIVERING OR MAILING THE CONTRACT TO US AT THE ADDRESS SHOWN BELOW OR TO YOUR AGENT. IF SO RETURNED, WE WILL TREAT THE CONTRACT AS THOUGH IT WERE NEVER ISSUED. NOTICE AND RETURN OF THE CONTRACT BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED, AND POSTAGE PREPAID. UPON RECEIPT, WE WILL PROMPTLY REFUND THE ACCUMULATION VALUE PLUS ANY CHARGES WE HAVE DEDUCTED AS OF THE DATE THE CONTRACT IS RETURNED OR DELIVERED TO US.





Customer Service Center               Secretary: /s/Paula Cludray-Engelke
[P.O. Box 9271
Des Moines, IA 50306-9271
1-800-366-0066]                       President: /s/JR Gelder



FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT - NON-PARTICIPATING
--------------------------------------------------------------------------------
Premiums payable during first [two] Contract Years. Variable Cash Surrender Values while the Annuitant and Owner are living and prior to the Annuity Commencement Date. Death Benefit subject to guaranteed minimum. Partial Withdrawal Option. Investment results reflected in values.

RLNY-IA-3020

--------------------------------------------------------------------------------
                                CONTRACT CONTENTS

IMPORTANT TERMS...................... 3   YOUR CONTRACT BENEFITS........... 15
                                           Cash Value Benefit
THE SCHEDULE(1)...................... 5    Partial Withdrawal Option
Payment and Investment Information         Payment and Investment Information
Contract Facts                             Surrender Charge
Charges and Fees                           Waiver of Surrender Charge
Income Plan Factors                        Dollar Cost Averaging (DCA)
                                           Proceeds Payable to the Beneficiary
                                           Death Benefit

INTRODUCTION TO THIS CONTRACT........ 9
The Contract                              CHOOSING AN INCOME PLAN........... 20
The Owner                                  Income Benefits
The Annuitant                              Annuity Commencement Date Selection
Death of Owner                             Frequency Selection
The Beneficiary                            The Income Plan
Change of Owner or Beneficiary             The Income Options
                                           Payment When Named Person Dies
PREMIUM PAYMENTS AND ALLOCATION
CHANGES............................. 11
Initial Premium                           OTHER IMPORTANT INFORMATION....... 22
Additional Premium Payments                Sending Notice to Us
Your Right to Change Allocation of         Reports to Owner
 Accumulation Value                        Assignment - Using this Contract as
What Happens if a Subaccount                Collateral Security
 is Not Available                          Contract Changes - Applicable Tax Law
                                           Misstatement of Age or Sex
HOW WE MEASURE THE CONTRACT'S VALUE. 12    Non-Participating
The Separate Account                       Contestability
When the Subaccount is Valued              Payments We May Defer
Accumulation Value                         Authority to Make Agreements
Accumulation Value in each Subaccount      Required Note on Our Computations
Measurement of Investment Experience
Charges Deducted from Accumulation
 Value on each Contract Processing Date

Copies of any additional Riders and Endorsements are at the back of this Contract.

(1)THE SCHEDULE

The Schedule gives specific facts about this Contract and its coverage. Please refer to the Schedule while reading this Contract.



RLNY-IA-3020                           2

                                 IMPORTANT TERMS
--------------------------------------------------------------------------------

ACCUMULATION VALUE - The amount this Contract provides for investment at any time. Initially, this amount is equal to the premium paid.

ANNUITANT - The person designated by you to be the measuring life in determining Income Payments.

ANNUITY COMMENCEMENT DATE - The date on which Income Payments begin.

ATTAINED AGE - Your age, or that of the Annuitant, on the Contract Date plus the number of full years elapsed since the Contract Date.

BENEFICIARY - The person designated to receive benefits in the case of your death.

BUSINESS DAY - Any day the New York Stock Exchange ("NYSE") is open for trading, exclusive of federal holidays, or any day on which the Securities and Exchange Commission ("SEC") requires that mutual funds, unit investment trusts or other investment portfolios be valued.

CASH SURRENDER VALUE - The amount you receive upon surrender of the Contract.

CONTRACT ANNIVERSARY - The anniversary of the Contract Date.

CONTRACT DATE - The date we receive the initial premium and upon which we begin determining the Contract values. It may not be the same as the Issue Date. This date is used to determine Contract months, processing dates, years, and anniversaries.

CONTRACT PROCESSING DATE - The day when we deduct certain charges from the Accumulation Value. If the Contract Processing Date is not a Valuation Date, it will be on the next succeeding Valuation Date. The Contract Processing Date will be on the Contract Anniversary of each year.

CONTRACT PROCESSING PERIOD - The period between successive Contract Processing Dates unless it is the first Contract Processing Period. In that case, it is the period from the Contract Date to the first Contract Processing Date.

CONTRACT YEAR - The period between Contract Anniversaries.

CONTINGENT ANNUITANT - The person designated by you who, upon the Annuitant's death prior to the Annuity Commencement Date, becomes the Annuitant.

DOLLAR COST AVERAGING (DCA) - A program that permits transfer of amounts allocated to the Liquid Assets Subaccount or its successor to one or more of the Subaccounts as specified by you.


RLNY-IA-3020                           3

--------------------------------------------------------------------------------

INCOME OPTION - Option you select that determines the form and amount of Income Payments.

INCOME PAYMENT - The periodic payment you receive.

INITIAL PREMIUM - The payment amount required to put this Contract into effect.

ISSUE AGE - Your age, or that of the Annuitant, on the last birthday on or before the Contract Date.

ISSUE DATE - The date the Contract is issued at our Customer Service Center.

MEASURING LIFE - The life used to determine the payment of Income Payments.

NET RETURN FACTOR - The factor which reflects the investment experience of the portfolio in which a Subaccount invests and also reflects the charges assessed against the Subaccount for a Valuation Period.

OWNER - The person who owns this Contract and is entitled to exercise all rights of the Contract. This person's death also triggers payment of the Death Benefit.

SUBACCOUNT - An investment option available in the Separate Account.

SPECIALLY DESIGNATED SUBACCOUNT - The Subaccount shown in the Schedule to which distributions from an investment portfolio underlying a Subaccount in which reinvestment is not available will be allocated, unless you specify otherwise.

VALUATION DATE - The day at the end of a Valuation Period when each Subaccount is valued.

VALUATION PERIOD - Each business day together with any non-business days before it.



RLNY-IA-3020                           4

                                  THE SCHEDULE
                       PAYMENT AND INVESTMENT INFORMATION
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Annuitant                    Owner
 [THOMAS J. DOE]              [JOHN Q. DOE]
--------------------------------------------------------------------------------
 Annuitant's Issue Age        Annuitant's Sex         Owner's Issue Age
   [55]                       [MALE]                  [35]
--------------------------------------------------------------------------------
 Initial Premium              Income Option           Annuity Commencement Date
 [$10,000]                    [LIFE 10-YEAR CERTAIN]  [JANUARY 1, 2026]
--------------------------------------------------------------------------------
 Contract Date                Issue Date              Residence Status
 [JANUARY 1, 1996]            [JANUARY 1, 1996]       [NEW YORK]
--------------------------------------------------------------------------------
 Separate Account(s)                                  Contract Number
 [SEPARATE ACCOUNT NY-B]                              [123456]
--------------------------------------------------------------------------------

INITIAL INVESTMENT

  Initial Premium received:                        [$10,000]

  Your initial Accumulation Value has been invested as follows:

                                                           Percentage of
              Subaccounts                                Accumulation Value
              -----------                                ------------------
          [ING Liquid Assets]                                  [100%]

----------------------------------------        --------------------------------

                 Total                                          100%

ADDITIONAL PREMIUM PAYMENT INFORMATION

     We will accept additional Premium Payments until the earlier of the date
     (a) either you or the Annuitant reaches the Attained Age of [80]; and (b) [two] years after the Contract Date. However, if this Contract is issued as an IRA, no contributions may be made for the taxable year in which you attain age 70 1/2 and thereafter (except for rollover contributions).

     The minimum additional Premium Payment which may be made is $50.00. If the Contract's total premiums exceed $1,000,000, any additional Premium Payment requires our prior approval.



RLNY-IA-3020                           5

                                  THE SCHEDULE
                                 CONTRACT FACTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Annuitant                                Owner
[THOMAS J. DOE]                       [JOHN Q. DOE]
--------------------------------------------------------------------------------
 Initial Premium           Income Option               Annuity Commencement Date
 [$10,000]              [LIFE 10-YEAR CERTAIN]           [JANUARY 1, 2026]
--------------------------------------------------------------------------------
 Separate Account(s)                                  Contract Number
[SEPARATE ACCOUNT NY-B]                                  [123456]
--------------------------------------------------------------------------------

CONTRACT FACTS

    Contract Processing Date
    The Contract Processing Date for your Contract is [April 1] of each year.

    Specially Designated Subaccount
    When a distribution is made from an investment portfolio underlying a Subaccount in which reinvestment is not available, we will allocate the amount of the distribution to the [Liquid Assets Subaccount] unless you specify otherwise. We also reserve the right to allocate premium to the [Liquid Assets Subaccount] during any Right to Examine period.



RLNY-IA-3020                           6

                                  THE SCHEDULE
                                CHARGES AND FEES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Annuitant                                Owner
[THOMAS J. DOE]                       [JOHN Q. DOE]
--------------------------------------------------------------------------------
 Initial Premium           Income Option               Annuity Commencement Date
 [$10,000]              [LIFE 10-YEAR CERTAIN]           [JANUARY 1, 2026]
--------------------------------------------------------------------------------
 Separate Account(s)                                   Contract Number
[SEPARATE ACCOUNT NY-B]                                  [123456]
--------------------------------------------------------------------------------

DEDUCTIONS FROM ACCUMULATION VALUE

     Administrative Charge
     We charge a maximum annual charge of $30 to cover a portion of our ongoing administrative expenses. The charge is deducted on each Contract Anniversary and at surrender. If the Contract Anniversary or surrender fall on a non-business day, the charge is deducted on the next business day. At the time of deduction, this charge will be waived if:
     (1)  The Accumulation Value is at least $50,000; or
     (2)  The sum of premiums paid to date is at least $50,000.

     Mortality and Expense Risk Charge
     We deduct a charge from the assets in each Subaccount on a daily basis for mortality and expense risks. This charge is based on the number of years this Contract has been in force, as follows:

 ------------------ ------------------------- ---------------------------------
  Contract Year:     The Maximum Daily        Equivalent to an Annual Maximum
                         Charge Is:                       Rate of:
 ------------------ ------------------------- ---------------------------------
       1-10             [0.005535%]                       [2.00%]
 ------------------ ------------------------- ---------------------------------
        11+             [0.004837%]                       [1.75%]
 ------------------ ------------------------- ---------------------------------

     Transfer Charge
     [$25] for transfers in excess of 12 per Contract Year. Any charge will be deducted in proportion to the amount being transferred from each Subaccount.

     Surrender Charge
     Complete Years Elapsed
     Since Premium Payment        0       1        2        3        4       5+
     ---------------------------------------------------------------------------
     Surrender Charges            6%      6%       5%       4%       3%      0%

     Premium Taxes
     We deduct the amount of any premium or other state and local taxes levied by any state or governmental entity when such taxes are incurred. We reserve the right to defer collection of Premium Taxes until the Contract is surrendered or until application of the Contract's Accumulation Value to an Income Option. An Excess Partial Withdrawal will result in the deduction of any Premium Tax then due us on such amount. We reserve the right to change the amount we charge for Premium Taxes on future Premium Payments to conform with changes in the law or if you change your state of residence.

     Redemption Fees
     We may deduct the amount of any redemption fees imposed by a mutual fund or other investment company in which the Subaccounts invest as a result of any surrenders, partial withdrawals, reallocations or other transactions directed by you.



RLNY-IA-3020                           7

                                  THE SCHEDULE
                               INCOME PLAN FACTORS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Annuitant                                Owner
[THOMAS J. DOE]                       [JOHN Q. DOE]
--------------------------------------------------------------------------------
 Initial Premium           Income Option               Annuity Commencement Date
 [$10,000]              [LIFE 10-YEAR CERTAIN]           [JANUARY 1, 2026]
--------------------------------------------------------------------------------
 Separate Account(s)                                   Contract Number
[SEPARATE ACCOUNT NY-B]                                  [123456]
--------------------------------------------------------------------------------

Values for other payment periods, ages or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied.

                       OPTION 1: INCOME FOR A FIXED PERIOD
--------------------------------------------------------------------------------
   Rates for Fixed Annuity Payments with a 1.5% Guaranteed Interest Rate
--------------------------------------------------------------------------------
 Years          Income         Years         Income        Years        Income

   10            8.97            17           5.55           24          4.13
   11            8.22            18           5.28           25          3.99
   12            7.59            19           5.04           26          3.87
   13            7.05            20           4.82           27          3.75
   14            6.60            21           4.62           28          3.64
   15            6.20            22           4.44           29          3.54
   16            5.86            23           4.28           30          3.45


                  OPTION 2: INCOME FOR LIFE (SINGLE ANNUITANT)
--------------------------------------------------------------------------------
  Rates for Fixed Annuity Payments with a 1.5% Guaranteed Interest Rate
--------------------------------------------------------------------------------
                          Option 2(a)                     Option 2(b)
 Adjusted Age          10 Years Certain                20 Years Certain
                          Male/Female                     Male/Female

      50                   $3.23/3.00                      $3.15/2.96
      55                   3.61/3.33                       3.46/3.25
      60                   4.09/3.75                       3.80/3.59
      65                   4.71/4.30                       4.15/3.97
      70                   5.47/5.02                       4.45/4.34
      75                   6.35/5.93                       4.66/4.61
      80                   7.25/6.96                       4.77/4.75
      85                   8.02/7.89                       4.81/4.81
      90                   8.56/8.50                       4.82/4.82



RLNY-IA-3020                           8

                          INTRODUCTION TO THIS CONTRACT
--------------------------------------------------------------------------------

THE CONTRACT

     This Contract, together with any attached Riders or Endorsements, constitutes the entire Contract. Riders and Endorsements added to comply with applicable tax law do not require your consent, but are subject to regulatory approval.

THE OWNER

     You are the Owner of this Contract. You are also the Annuitant unless another Annuitant has been named by you and is shown in the Schedule. You have the rights and options described in this Contract, including but not limited to the right to receive the Income Benefits on the Annuity Commencement Date.

     One or more people may own this Contract. In the case of a sole Owner who dies prior to the Annuity Commencement Date, we will pay the Beneficiary the Death Benefit then due. If the sole Owner is not an individual, we will treat the Annuitant as Owner for the purpose of determining when the Owner dies under the Death Benefit provision. The sole Owner's estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Owner. In the case of a Joint Owner dying prior to the Annuity Commencement Date, the surviving Owner(s) will be deemed to be the Beneficiary(ies) and any other Beneficiary(ies) on record will be treated as the contingent Beneficiary(ies).

THE ANNUITANT

     The Annuitant is the Measuring Life for the Income Benefits provided under this Contract. The Annuitant must be a natural person. You may name a Contingent Annuitant. The Annuitant may not be changed during the Annuitant's lifetime.

     If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. You will be the Contingent Annuitant unless you name someone else. If no Contingent Annuitant has been named, we will allow you sixty days to designate someone other than yourself as the Annuitant. If all Owners are not individuals, we will pay the death proceeds to the Beneficiary upon the death of the Annuitant. If there are Joint Owners, we will treat the youngest of the Owners as the Contingent Annuitant designated, unless you elect otherwise.

DEATH OF OWNER

     Death of Owner On Or After Annuity Commencement Date
     If any Owner dies on or after the Annuity Commencement Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion will be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death.

     Death of Owner Prior to Annuity Commencement Date
     If any Owner dies prior to the Annuity Commencement Date, the entire interest in the Contract will be distributed within five years after the Owner's death. However, this distribution requirement will be considered satisfied as to any portion of the Owner's interest in the Contract which is payable to or for the benefit of a Designated Beneficiary and which will be distributed over the life of such Designated Beneficiary or over a period not extending beyond the life expectancy of that Designated Beneficiary, provided such distributions begin within one year of the Owner's death.



RLNY-IA-3020                           9

--------------------------------------------------------------------------------

     If the Designated Beneficiary is the surviving spouse of the deceased Owner, the Contract may be continued in the name of the spouse as Owner and these distribution rules are applied by treating the spouse as the Owner. However, on the death of the surviving spouse, this provision regarding spouses may not be used again

     If any Owner is not an individual, the death or change (where permitted) of the Annuitant will be treated as the death of an Owner.

     The Designated Beneficiary is the person entitled to ownership rights under the Contract. Thus, where no death benefit has become payable, the Designated Beneficiary, for the purposes of applying this section, will be the Owner(s). Where a death benefit has become payable, the Designated Beneficiary, for the purposes of applying this section, is the person(s) entitled to the death benefit, generally the Beneficiary or surviving Owners, as appropriate. Upon the death of any Owner, the Designated Beneficiary will become the Owner and, if an individual, will become the Annuitant.

     An Owner may notify us as to the manner of payment under this section. If the Owner has not notified us prior to his or her death, the Designated Beneficiary under the Contract may notify us.

     If anything in this contract conflicts with the foregoing Death of the Owner provisions, those provisions will control. The foregoing death of the Owner provisions and this Contract, will, in all events, be construed in a manner consistent with Section 72(s) of the Internal Revenue Code.

THE BENEFICIARY

     The Beneficiary is the person to whom we pay the Death Benefit if any Owner dies prior to the Annuity Commencement Date. See "Proceeds Payable to the Beneficiary" for more information. We pay Death Benefits to the primary Beneficiary (unless there are Joint Owners in which case the Death Benefit is payable to the surviving Owner). If the primary Beneficiary dies before the Owner, the Death Benefit is paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the Death Benefit to the Owner's estate.

     One or more persons may be named as primary Beneficiary or contingent Beneficiary. In the case of more than one Beneficiary, unless you specify otherwise, the Death Benefit will be paid in equal shares to the surviving Beneficiaries.

     Unless you designate an irrevocable Beneficiary, you have the right to change Beneficiaries. When an irrevocable Beneficiary has been designated, you and the irrevocable Beneficiary may have to act together to exercise the rights and options under this Contract.

     When naming or changing the Beneficiary(ies), you may specify the form of payments of the Death Benefit. We will honor the specified form of payment to the extent permitted under Section 72(s) of the Internal Revenue Code of 1986, as amended ("the Code"). If the form of payment is not specified, the Beneficiary(ies) may determine the manner of payment, to the extent allowed by the Code.

CHANGE OF OWNER OR BENEFICIARY

     During your lifetime and while this Contract is in effect, you may transfer ownership of this Contract or change the Beneficiary. To make any of these changes, you must send us written notice of the change in a form satisfactory to us. If there are multiple (Joint) Owners, all must agree to the change. The change will take effect as of the day the notice is signed. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center. A Change of Owner may affect the Benefit payable under this Contract. See the "Death Benefit" provision.



RLNY-IA-3020                           10

                     PREMIUM PAYMENTS AND ALLOCATION CHANGES
--------------------------------------------------------------------------------

INITIAL PREMIUM

     The payment of the Initial Premium is required to put this Contract into effect. The amount of the Initial Premium is shown in the Schedule.

ADDITIONAL PREMIUM PAYMENTS

     You may make additional Premium Payments under this Contract after the Right to Examine period ends. Restrictions on additional Premium Payments, such as Age, the period during which we will accept additional Premium Payments, and the timing and amount of each payment, are shown in the Schedule. We reserve the right to accept additional Premium Payments beyond the period stated in the Schedule. We also reserve the right to defer acceptance of or return any additional Premium Payments if:
     o    they exceed the restrictions stated in the Schedule;
     o    a Subaccount to which they are allocated is closed; or
     o    in order to comply with any law or regulation.

     As of the date we receive and accept your additional Premium Payment:
     (1) The Accumulation Value will increase by the amount of the additional Premium Payment less any applicable deductions shown in the Schedule.
     (2) The increase in the Accumulation Value will be allocated among the Subaccounts in accordance with your instructions. If you do not provide such instructions, allocation will be among the Subaccounts in proportion to the amount of Accumulation Value in each Subaccount as of the date we receive and accept the additional Premium Payment.

     Where to Make Payments
     Remit additional Premium Payments to our Customer Service Center at the address shown on the cover page. On request, we will give you a receipt signed by our Treasurer.

YOUR RIGHT TO CHANGE ALLOCATION OF ACCUMULATION VALUE

     You may change the allocation of the Accumulation Value among the Subaccounts of the Separate Account after the Right to Examine period ends. Prior to the Annuity Commencement Date, allocation changes in excess of twelve in any Contract Year are subject to the Transfer Charge as stated in the Schedule. Allocated values may be reduced by any Redemption Fees. To make an allocation change, you must provide us with satisfactory notice at our Customer Service Center. The change will take effect when we receive the notice.

     We will monitor transfer activity and will restrict transfers that constitute Frequent Trading. Our current definition of Frequent Trading is more than one purchase and sale of the same underlying fund within a 30-day period. We may modify our standard, or the standard as it may apply to a particular fund, at any time without prior notice, if required by the underlying fund(s) in which the Subaccounts invest and/or state or federal regulatory requirements. We will notify you within 30 days of such modification.

WHAT HAPPENS IF A SUBACCOUNT IS NOT AVAILABLE

     If your instructions include allocations to a Subaccount which is no longer available, we will allocate the distribution to the Specially Designated Subaccount shown in the Schedule unless you specify otherwise.

     To elect an allocation to other than the Specially Designated Subaccount shown in the Schedule, you must provide satisfactory notice to us. Such allocations will not be counted as an allocation change for purposes of the number of free allocations permitted.



RLNY-IA-3020                           11

                       HOW WE MEASURE THE CONTRACT'S VALUE
--------------------------------------------------------------------------------

     The benefits under this Contract are provided through investments in our Separate Account (the "Account"), a unit investment trust, organized in and governed by the laws of the State of New York, our state of Domicile. The Account is divided into Subaccounts, each of which is available for investment under this Contract.

THE SEPARATE ACCOUNT

     The Account is kept separate from our general account and any other separate accounts we may have. It is used to support Variable Annuity Contracts and may be used for other purposes permitted by applicable laws and regulations. We own the assets in the Account. Assets equal to the reserves and other liabilities of the Account will not be charged with liabilities that arise from any other business we conduct; but, we may transfer to our general account assets which exceed the reserves and other liabilities of the Account. Income and realized and unrealized gains or losses from assets in the Account are credited to or charged against the Account without regard to other income, gains or losses in our other general and separate accounts.

     The Account will invest in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for this Contract's purposes. The Account is treated as a unit investment trust under Federal securities laws. It is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940.

     Subaccounts
     The Account is divided into Subaccounts, each investing in a designated investment portfolio. The Subaccounts and the investment portfolios may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

     Changes within the Account
     We may, from time to time, make additional Subaccounts available to you. These Subaccounts will invest in investment portfolios we find suitable for this Contract. We also have the right to eliminate Subaccounts from the Account, to combine two or more Subaccounts or to substitute a new portfolio for the portfolio in which a Subaccount invests. A substitution may become necessary if, in our judgment, a portfolio or Subaccount no longer suits the purpose of this Contract. This may happen due to a change in laws or regulations, a change in a portfolio's investment objectives or restrictions, because the portfolio or Subaccount is no longer available for investment, or for some other reason. We will obtain any required regulatory approvals before making such a substitution.

     Subject to any required regulatory approvals, we reserve the right to transfer assets of the Account or Subaccount attributable to the class of contracts to which this Contract belongs to another Account or Subaccount.

     When permitted by law, we reserve the right to:

     (1)  deregister the Account under the Investment Company Act of 1940;
     (2) operate the Account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;
     (3) operate the Account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a managed Account;
     (4) restrict or eliminate any voting rights of Owners, or other persons who have voting rights to the Account; and
     (5)  combine the Account with other Accounts.



RLNY-IA-3020                           12

--------------------------------------------------------------------------------

WHEN THE SUBACCOUNT IS VALUED

     Each Subaccount will be valued at the end of each Valuation Period on a Valuation Date.

ACCUMULATION VALUE

     The Contract's Accumulation Value is the sum of the amounts in each of the Subaccounts. You select how to allocate the Accumulation Value among the available Subaccounts.

ACCUMULATION VALUE IN EACH SUBACCOUNT

     On the Contract Date
     On the Contract Date, the Accumulation Value is allocated to each Subaccount as elected by you, subject to certain terms and conditions imposed by us. We reserve the right to allocate premium to the Specially Designated Subaccount during any Right to Examine period. After such time, allocation will be made proportionately in accordance with the initial allocation(s) as elected by you.

     On each Valuation Date
     Subject to the "One-Time Accumulation Value Adjustment" as described below, at the end of each subsequent Valuation Period, the amount of Accumulation Value in each Subaccount will be calculated as follows:

     (1) We take the Accumulation Value in the Subaccount at the end of the preceding Valuation Period.
     (2) We multiply (1) by the Subaccount's Net Rate of Return for the current Valuation Period.
     (3)  We add (1) and (2).
     (4) We add to (3) any additional Premium Payments allocated to the Subaccount during the current Valuation Period.
     (5) We add or subtract transfers to or from that Subaccount during the current Valuation Period.
     (6) We subtract from (5) any Partial Withdrawals from the Subaccount during the current Valuation Period.
     (7) We subtract from (6) the amounts deducted from that Subaccount for Surrender Charges, Administrative Charges, Transfer Charges, and Premium Taxes as shown in the Schedule.

     One-Time Accumulation Value Adjustment
     On the 10th Contract Anniversary, if the premium paid less any Partial Withdrawal Adjustments exceeds the Accumulation Value, we will credit the difference to the Accumulation Value. This excess amount, if any, will be allocated pro-rata to the then available Subaccounts in accordance with the allocation of Accumulation Value in those Subaccounts immediately preceding this calculation. This is a one-time increase. This adjusted Accumulation Value will serve as the Subaccount's Accumulation Value described in (1) above for the purpose of calculating the Accumulation Value in that Subaccount for the following Valuation Period.

     If, however, there is a change in ownership during the first 10 Contract years (except for a change in trust as Owner where the Contract is issued for the benefit of the Owner or Annuitant) including the addition or deletion of a Joint Owner, then the One-Time Accumulation Value Adjustment as stated above will not occur.

MEASUREMENT OF INVESTMENT EXPERIENCE

     Index of Investment Experience
     The Index of Investment Experience is used to measure the performance of a Subaccount. The Investment Experience of a Subaccount is determined on each Valuation Date. We use an Index to measure changes in each Subaccount's experience during a Valuation Period. We set the Index at $10 when the first investment in a Subaccount is made. The Index for a current Valuation Period equals the Index for the preceding Valuation Period multiplied by the Net Return Factor for the current Valuation Period.


RLNY-IA-3020                           13

--------------------------------------------------------------------------------

     How We Determine the Net Return Factor

     For each Subaccount, the Net Return Factor reflects the Investment Experience of the portfolio in which the Subaccount invests as well as the charges assessed against the Subaccount for a Valuation Period. The factor is calculated as follows:

     (1) We take the net asset value of the portfolio in which the Subaccount invests at the end of the current Valuation Period.
     (2) We add to (1) the amount of any dividend or capital gains distribution declared for the investment portfolio and reinvested in such portfolio during the current Valuation Period. We subtract from that amount a charge for our Premium Taxes, if any.
     (3) We divide (2) by the net asset value of the portfolio at the end of the preceding Valuation Period.
     (4) We subtract the daily Mortality and Expense Risk Charge for each Subaccount described in the Schedule for each day in the Valuation Period.

     Calculations for Subaccounts investing in unit investment trusts are on a per unit basis.

     Subaccount Net Rate of Return
     The Net Rate of Return for a Subaccount during a Valuation Period is the Net Return Factor for that Valuation Period minus one.

CHARGES DEDUCTED FROM ACCUMULATION VALUE ON EACH CONTRACT PROCESSING DATE

     Expense charges and fees are shown in the Schedule.



RLNY-IA-3020                           14

                             YOUR CONTRACT BENEFITS
--------------------------------------------------------------------------------
     While this Contract is in effect, there are important rights and benefits that are available to you. We discuss these rights and benefits in this section.

CASH VALUE BENEFIT

     Cash Surrender Value
     Before the Annuity Commencement Date, the Cash Surrender Value is determined as follows:

     (1)  We take the Contract's Accumulation Value;
     (2)  We deduct any Surrender Charges;
     (3) We deduct any charges shown in the Schedule that have been incurred but not yet deducted, including:
      (a)  any administrative charge that has not yet been deducted;
      (b)  any applicable Premium Tax; and
      (c)  any Redemption Fees.

     Cancelling to Receive the Cash Surrender Value
     You may surrender this Contract on or before the Annuity Commencement Date. To do this, you must return this Contract with a signed request for cancellation to our Customer Service Center. The Cash Surrender Value will vary daily. We will determine the Cash Surrender Value as of the date we receive the Contract and your signed request in our Customer Service Center. All benefits under this Contract will then end. We will usually pay the Cash Surrender Value within seven days; but, we may delay payment as described in the "Payments We May Defer" provision.

PARTIAL WITHDRAWAL OPTION

     You must provide us satisfactory notice at our Customer Service Center to take a Partial Withdrawal. The maximum amount that may be withdrawn in each Contract Year without being considered an Excess Partial Withdrawal is described below. We will collect a Surrender Charge and any unrecovered Premium Taxes for Excess Partial Withdrawals. For purposes of determining the Surrender Charge, withdrawals are considered to come from premiums in the same order as paid ("first in, first out" basis). A Partial Withdrawal may be reduced by any Redemption Fees.

     A Partial Withdrawal request will be deemed a surrender of the Contract if it: (a) exceeds 90% of the Cash Surrender Value determined as of the date the withdrawal request is received; and (b) reduces the Cash Surrender Value after such withdrawal to less than $2,500.

     Minimum Withdrawal Amount
     The Minimum Withdrawal Amount that can be taken is $100.

     Conventional Partial Withdrawals
     The maximum amount that can be taken as a Conventional Partial Withdrawal each Contract Year without being considered an Excess Partial Withdrawal is the Free Amount. The Free Amount is equal to 10% of the Contract's Accumulation Value, determined as of the date of withdrawal, less amounts previously withdrawn during that Contract Year.

     Systematic Partial Withdrawals
     You may elect Systematic Partial Withdrawals commencing 28 days or later from the Contract Date. Systematic Partial Withdrawals may be taken on a monthly, quarterly or annual basis. You may select the day withdrawals will be made, but no later than the 28th day of the month. If you do not elect a day, the same day of the month as the Contract Date will be used.



RLNY-IA-3020                           15

--------------------------------------------------------------------------------

     The Maximum Systematic Partial Withdrawal Amounts are 0.833% of the Accumulation Value monthly, 2.5% of the Accumulation Value quarterly or 10% of the Accumulation Value annually, not previously withdrawn.

     Systematic Partial Withdrawals that do not exceed the Maximum Systematic Partial Withdrawal Amounts are not subject to Surrender Charges.

     Systematic Partial Withdrawals and Conventional Partial Withdrawals may not be taken in the same Contract Year.

SURRENDER CHARGE

     A Surrender Charge may be imposed as a percentage of premium not previously withdrawn if the Contract is surrendered or an Excess Partial Withdrawal is taken. The percentage imposed at time of surrender or Excess Partial Withdrawal depends on the number of complete years that have elapsed since a Premium Payment was made. The Surrender Charge is expressed as a percentage of each Premium Payment not previously withdrawn and is shown in the Schedule.

     Free Amounts are not treated as withdrawals of Premium Payments for purposes of calculating any Surrender Charge.

WAIVER OF SURRENDER CHARGE

     We will waive any Surrender Charge incurred due to a surrender or Excess Partial Withdrawal in the event you are subject to Qualified Extended Medical Care or suffer from a Qualifying Terminal Illness, subject to the provisions described below.

     Extended Medical Care

     To qualify for this waiver, you must first begin receiving Qualified Extended Medical Care on or after the first Contract Anniversary and receive such care for at least 45 days during any continuous sixty-day period. Your request for the surrender or withdrawal, together with written proof of such Qualified Extended Medical Care, must be received at our Customer Service Center during the term of such care or within ninety days after the last day upon which you received such care.

     "Qualified Extended Medical Care" means confinement in a Qualifying Licensed Hospital or Nursing Care Facility prescribed by a Qualifying Medical Professional.

     "Qualifying Licensed Hospital or Nursing Care Facility" means a state-licensed hospital or state-licensed skilled or intermediate care nursing facility at which (a) medical treatment is available on a daily basis, and (b) daily medical records are kept on each patient. This does not include a facility whose purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care; nor a place mainly for rest.

     "Qualifying Medical Professional" means a legally-qualified practitioner of the healing arts who:
     (a)  is acting within the scope of his or her license;
     (b)  is not a resident of your household or that of the Annuitant; and
     (c)  is not related to you or the Annuitant by blood or marriage.

     Terminal Illness
     To qualify for this waiver, you must be first diagnosed by a Qualifying Medical Professional as having a Qualifying Terminal Illness on or after the first Contract Anniversary. Written proof of terminal illness satisfactory to us must be received at our Customer Service Center.


RLNY-IA-3020                           16

--------------------------------------------------------------------------------

     "Qualifying Terminal Illness" means an illness or accident, the result of which results in a life expectancy of twelve months or less, as measured from the date of diagnosis.

     To qualify for Waiver of Surrender Charge, written proof satisfactory to us must be submitted to our Customer Service Center and, where applicable, be attested to by a Qualifying Medical Professional. We may require an examination, at our cost, by a Qualifying Medical Professional of our choice.

DOLLAR COST AVERAGING (DCA)

     You may elect to participate in our Dollar Cost Averaging (DCA) program which permits you to transfer amounts from the Liquid Assets Subaccount (referred to as "Source Account") or its successor, to one or more of the Separate Accounts as specified by you, subject to the following:
     (a) The Accumulation Value in the Source Account at the time this DCA program begins must be at least $1,200.
     (b) You elect the amount to be transferred. A minimum monthly transfer amount of $100 is required.
     (c)  The transfer date will be the same day each month as the Contract
          Date.
     (d) The maximum that may be transferred each month is the Accumulation Value in the Source Account divided by 12.
     (e) If, on any transfer date, the Accumulation Value in a Source Account is equal to or less than the amount to be transferred on that date, the entire amount will be transferred and this DCA program will end.

     You may terminate this DCA program at any time by sending us satisfactory notice at least 7 days before the next scheduled transfer.

PROCEEDS PAYABLE TO THE BENEFICIARY

     Prior to the Annuity Commencement Date
     If you die prior to the Annuity Commencement Date, we will pay the Beneficiary the Death Benefit. If there are Joint Owners and any Owner dies, we will pay the surviving Owner(s) the Death Benefit. We will pay the amount on receipt of due proof of the Owner's death at our Customer Service Center. Such amount may be received in a single lump sum or applied to any of the Income Options (see "Choosing an Income Plan"). When the Owner (or any Owner where there are Joint Owners) is not an individual, the Death Benefit will become payable on the death of the Annuitant prior to the Annuity Commencement Date (unless a Contingent Annuitant survived the Annuitant). Only one Death Benefit is payable under this Contract. In all events, distributions under the Contract must be made as required by applicable law.

     How to Claim Payments
     We must receive proof of the Owner's (or the Annuitant's - see above for when the Annuitant's death is applicable) death before we will make any payments to the Beneficiary. We will calculate the Death Benefit as of the Valuation Date on or immediately subsequent to the date we receive due proof of death. The Beneficiary should contact our Customer Service Center for instructions.



RLNY-IA-3020                           17

--------------------------------------------------------------------------------

DEATH BENEFIT

     If the Owner, or any Joint Owner, dies prior to the Annuitization Date, we will pay the Beneficiary the Death Benefit.

    The Death Benefit is the greater of:
     (a)  the Accumulation Value and
     (b)  the premium paid less any Partial Withdrawal Adjustments.

     Partial Withdrawal Adjustments
     Partial Withdrawal Adjustments are calculated on a pro-rata basis. The pro-rata adjustment is equal to (1) divided by (2) multiplied by (3) where:
     (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the premium paid less any prior Partial Withdrawal Adjustments.

     Change of Owner
     If there is a change in ownership (except for a change in trust as Owner where the Contract is issued for the benefit of the Owner or Annuitant) including the addition or deletion of a Joint Owner, the Death Benefit will become and remain the Accumulation Value thereafter.

     Spousal Beneficiaries
     If, at the Owner's death, the surviving spouse of the deceased Owner is the Beneficiary and the premium paid, less any Partial Withdrawal Adjustments as of the date we receive due proof of the Owner's death, minus the Accumulation Value, also as of that date, is greater than zero, we will add such difference to the Accumulation Value. Unless we are directed otherwise, such addition will be allocated to the Subaccounts of the Separate Account then available in the same proportion as the Accumulation Value in each available Subaccount bears to the Accumulation Value in all such Subaccounts. If there is no Accumulation Value in any Subaccount then available, the addition will be allocated to the Specially Designated Subaccount.

     Election by the surviving spouse to continue the Contract as their own pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans will not be considered a change of Owner and the following will apply:
     (1) Additional Premium Payments are not allowed until we are notified of the intent to continue the Contract as their own. Receipt of additional premium will be deemed to be an election to continue the Contract as their own.
     (2) Surrender Charges applicable to premiums paid prior to the date we receive due proof of death of the original Owner will be waived; premiums paid thereafter will be subject to any applicable Surrender Charge.
     (3) The surviving spouse's Attained Age will be used to determine the age at which additional Premium Payments are no longer accepted as stated in the Schedule; the original Contract Date will be used to determine the period during which additional premiums are allowed.
     (4) At subsequent death of the surviving spouse, the Death Benefit will be determined as provided above and the Contract will be terminated.



RLNY-IA-3020                           18

--------------------------------------------------------------------------------

     Non-Spousal Beneficiary

     If, at the Owner's death, the non-spouse Beneficiary of the deceased Owner elects to continue the Contract for the purpose of taking distributions pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans, the following will apply:

     (1) If the premium paid, less any Partial Withdrawal Adjustments as of the date we receive due proof of the Owner's death, minus the Accumulation Value, also as of that date, is greater than zero, we will add such difference to the Accumulation Value. Unless we are directed otherwise, such addition will be allocated to the Subaccounts then available in the same proportion as the Accumulation Value in each available Subaccount bears to the Accumulation Value in all such Subaccounts. If there is no Accumulation Value in any Subaccount then available, the addition will be allocated to the Specially Designated Subaccount.
     (2) The amount payable upon the death of the non-spouse Beneficiary, if such beneficiary dies while receiving distributions under this Contract, will be the Accumulation Value as of the date we receive due proof of such Beneficiary's death.
     (3) No additional Premium Payments may be made under this Contract following the date we receive due proof of the Owner's death.
     (4) At subsequent surrender, any applicable Surrender Charges will be waived.



RLNY-IA-3020                           19

                             CHOOSING AN INCOME PLAN
--------------------------------------------------------------------------------

INCOME BENEFITS

     If you and the Annuitant are living on the Annuity Commencement Date, we will begin making payments to you. We will make these payments under the Income Option (or Options) elected by you. You may elect to apply the Accumulation Value (minus any applicable Premium Tax) to any Income Option by making a written request at least 30 days prior to the Annuity Commencement Date. If no Income Option has been elected by the Required Annuity Commencement Date, payments will be made under Option 2 on a 10-year Period Certain basis. The amount of the payments will be determined by applying the Accumulation Value on the Annuity Commencement Date in accordance with the Income Options section below (see "Payments We May Defer"). Before we pay any Income Benefits, we require the return of this Contract. If this Contract has been lost, we require the completed and returned applicable lost Contract form.

ANNUITY COMMENCEMENT DATE SELECTION

     You select the Annuity Commencement Date. You may select any date following the first Contract Anniversary but before the Required Annuity Commencement Date stated below. On the Annuity Commencement Date, the age of the Annuitant plus the number of years payments are guaranteed must not exceed
     100. If you do not select a date, the Annuity Commencement Date will be in the month following the Required Annuity Commencement Date. If, on the Annuity Commencement Date, a Surrender Charge remains and you elect Income Option 1, the Period Certain must be of at least 10 years duration.

     Required Annuity Commencement Date
     The Annuity Commencement Date may be no later than the same date as the Contract Processing Date in the month following the later of the Annuitant's 90th birthday or 10 years after the last Premium Payment.

FREQUENCY SELECTION

     Income Payments will be made monthly unless you direct otherwise in writing. However, payments other than monthly, quarterly, semi-annually or annually require our consent. Each Income Payment must equal at least $50.00 and the sum of all Income Payments in any one year must equal at least $250.00. We have the right to increase these minimums based upon increases reflected in the Consumer Price Index - Urban (CPI-U) since January 1, 2005. If the option and frequency elected do not meet these minimum requirements, we have the right to make payments less frequently as necessary to do so.

THE INCOME PLAN

     While this Contract is in effect and before the Annuity Commencement Date, you may choose one or more Income Options for the payment of the Death Benefit. If, at the time of your death, no Option has been chosen for paying the Death Benefit, the Beneficiary may choose an Option within one year. You may also elect an Income Option on surrender of the Contract. For each Option elected, we will issue a separate written agreement putting the Option into effect.

     Our approval is needed for any Option where:
     (1) the person named to receive payment is other than you or the Beneficiary; or
     (2)  the person named is not a natural person, such as a corporation; or
     (3) any income payment would be less than the minimum Income Payment stated above.


RLNY-IA-3020                           20

--------------------------------------------------------------------------------

THE INCOME OPTIONS

     Option 1. Income for a Fixed Period
     Monthly Payments are made in equal installments for a fixed number of years. The number of years must be at least 10 and not more than 30.

     Option 2. Single Life Income
     Payment is made to the person named in equal monthly installments based on one of the following, as elected by you:
     (a) Payments continue as long as the Annuitant is living and cease at the Annuitant's death.
     (b) Payments continue for a Period Certain and continue thereafter as long as the Annuitant is living. The Period Certain must be at least 10 years and not more than 30 years as specified by you.

     Option 3. Joint Life Income
     This Option is available if there are two Annuitants, one of whom is designated the Primary Annuitant and the other the Secondary Annuitant. Monthly payments continue as long as at least one of the Annuitants is living based on one of the following, as elected by you:
     (a)  Payments continue as long as either Annuitant is living.
     (b) Payments continue for a Period Certain and continue thereafter as long as either Annuitant is living. The Period Certain must be at least 10 years and not more than 30 years as specified by you.

     The minimum rates for Option 1 are based on 1.5% interest, compounded annually. The minimum rates for Options 2 and 3 are based on 1.5% interest, compounded annually, and the Annuity 2000 Mortality Table. Tables reflecting these minimum guaranteed monthly rates per $1,000 applied are shown in the Schedule. We may pay a higher rate at our discretion.

     In addition to the Income Options described above, payments may be made under any other method mutually agreed upon by you and us.

     Betterment of Rates
     Annuity Payments at the time of commencement will not be less than those that would otherwise be provided by the application of an amount to purchase any single premium immediate annuity offered by us at the time to the same class of annuitants. Such amount will be the greater of (1) the Cash Surrender Value; or (2) ninety-five percent of what the Cash Surrender Value would be if there were no Surrender Charge applied.

PAYMENT WHEN NAMED PERSON DIES

     When the person named to receive payment dies, we will pay any amounts still due as provided by the Annuity Option elected. The amounts still due are determined as follows:
     (1) For Option 1 or for any remaining guaranteed payments in Option 2, payments will be continued.
     (2)  For Option 2(a), no amounts are payable after the Annuitant's death.
     (3) For Option 3(a), no amounts are payable after the death of both Annuitants.


RLNY-IA-3020                           21

                           OTHER IMPORTANT INFORMATION
--------------------------------------------------------------------------------

SENDING NOTICE TO US

     Whenever written notice is required, send it to our Customer Service Center. The address of our Customer Service Center is shown on the cover page. Please include your Contract number in all correspondence.

REPORTS TO OWNER

     We will send you a report at least once during each Contract Year. The report will show the Accumulation Value, Cash Surrender Value, and Death Benefit as of the end of the Contract Processing Period. The report will also show the allocation of the Accumulation Value as of such date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any information that may be currently required by the insurance supervisory official of the jurisdiction in which the Contract is delivered.

     We will also send you copies of any shareholder reports of the portfolios in which the Subaccounts invest, as well as any other reports, notices or documents required by law to be furnished to Owners.

ASSIGNMENT - USING THIS CONTRACT AS COLLATERAL SECURITY

     You can assign this Contract as collateral security for a loan or other obligation. This does not change the ownership. Your rights and any Beneficiary's rights are subject to the terms of the assignment. The Beneficiary's rights may be subordinate to those of an assignee unless the Beneficiary was designated as irrevocable prior to the assignment. To make or release an assignment, we must receive written notice satisfactory to us at our Customer Service Center. We are not responsible for the validity of any assignment.

CONTRACT CHANGES - APPLICABLE TAX LAW

     We reserve the right to make changes in this Contract or its Riders to the extent necessary to continue to qualify this Contract as an annuity. Any such changes will apply uniformly to all Contracts that are affected. You will be given advance written notice of such changes.

MISSTATEMENT OF AGE OR SEX

     If an age or sex has been misstated, the amounts payable or benefits provided by this Contract will be those that the Premium Payment made would have bought at the correct age or sex. If we make an underpayment due to the misstatement, the underpayment amount will be paid in one sum with interest credited at the rate of 1.5%. In case of an overpayment, the overpayment amount plus interest at 1.5% will be deducted from the current or succeeding payments.

NON-PARTICIPATING

     This Contract does not participate in our divisible surplus.



RLNY-IA-3020                           22

--------------------------------------------------------------------------------

CONTESTABILITY

     This Contract is incontestable from its Issue Date.

PAYMENTS WE MAY DEFER

     We may not be able to determine the value of the assets of the Subaccounts because:
     (1)  The NYSE is closed for trading;
     (2)  the SEC determines that a state of emergency exists;
     (3) an order or pronouncement of the SEC permits a delay for the protection of Owners; or
     (4) the check used to pay the premium has not cleared through the banking system. This may take up to 15 days.

     During such times, we may delay:
     (1)  determination and payment of the Cash Surrender Value;
     (2) determination and payment of any Death Benefit if death occurs before the Annuity Commencement Date;
     (3)  allocation changes of the Accumulation Value; or
     (4)  application of the Accumulation Value under an income plan.

AUTHORITY TO MAKE AGREEMENTS

     All agreements made by us must be signed by one of our officers. No other person, including an insurance agent or broker, has the authority to:
     (1)  change any of this Contract's terms;
     (2)  extend the time for Premium Payments; or
     (3)  make any agreement binding on us.

REQUIRED NOTE ON OUR COMPUTATIONS

     We have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is delivered. The values are not less than those required by the law of that state or jurisdiction.










RLNY-IA-3020                           23

RLNY-IA-3020

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT - NON-PARTICIPATING
--------------------------------------------------------------------------------
Premiums payable during first [two] Contract Years. Variable Cash Surrender Values while the Annuitant and Owner are living and prior to the Annuity Commencement Date. Death Benefit subject to guaranteed minimum. Partial Withdrawal Option. Investment results reflected in values.